Exhibit 23.1 Consent from Baverman & Company, Certified Public Accountants

INVESTAMERICA, INC.

EXHIBIT #23 Consent of Experts and Counsel

Braverman & Company
Certified Public Accountants
23679 Calabasas Road #149
Calabasas, CA  91302


To Whom It May Concern:                             November 18, 1999

The firm of Baverman & Company, Certified Public Accountant consents to the inclusion of my report at September 30, 1999, 1998 and 1997 on the Financial Statements of INVESTAMERIA, Inc., in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

s/s Braverman & Company
----------------------------